Amended and Restated Term Sheet† To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 194-A-I dated July 14, 2010	Amended and Restated Term Sheet to Product Supplement No. 194-A-I Registration Statement No. 333-155535 Dated July 21, 2010; Rule 433

Structured Investments	$ Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM due July 25, 2013

General

  You may request that we repurchase your notes on a daily basis in minimum denominations equal to the Principal Amount, subject to complying with the procedural requirements described below.
  On any business day on or after the Initial Redemption Date, we may, at our sole discretion, redeem all, but not less than all, issued and outstanding notes at our sole discretion after providing you at least five business days’ written notice.
  The notes are designed for investors who seek a return linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM.
  Investors should be willing to forgo interest payments and, if the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM declines or does not increase in an amount at least equal to the percentage of the Principal Amount represented by the Investor Fee and the Repurchase Fee Amount, if applicable, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The payment at maturity or upon early repurchase or redemption is linked to the performance of the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM minus the Investor Fee, which is deducted on each Valuation Date, as described below. The payment upon early repurchase is linked to the performance of the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM, minus the Investor Fee, which is deducted on each Valuation Date, and the Repurchase Fee Amount as of the relevant Valuation Date, as described in “Additional Key Terms” below.
  On the Inception Date, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as our agent, will sell a portion of the notes at 100% of the Principal Amount plus a purchase fee of 0.50% of the Principal Amount. After the Inception Date, additional notes may be offered and sold from time to time through JPMSI and other dealers at prevailing prices. In any subsequent distribution, JPMSI may charge a purchase fee of 0.50% of the Indicative Note Value on the day such notes are sold. JPMSI may also, after the Inception Date and in its sole discretion, forgo charging investors this purchase fee. See “Purchase Fee” in this amended and restated term sheet.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing July 25, 2013††.
  The notes will be sold in minimum denominations equal to the Principal Amount, as described below, and integral multiples in excess thereof.
  The notes are expected to price on or about July 21, 2010 and are expected to settle on or about July 26, 2010.
  The notes will not be listed on any securities exchange. Other than pursuant to the early repurchase and optional redemption rights set forth below, JPMSI will not purchase notes in the secondary market.

Key Terms

Index:

The Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM (the “Index”).

The value of the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM is published each trading day under the Bloomberg ticker symbol “DJUBCN3T”.  For more information on the Index, please see “Selected Purchase Considerations — Diversification of the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM” in this amended and restated term sheet.

Principal Amount:	$1,000
Payment at Maturity:

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes), for each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Indicative Note Value as of the Final Valuation Date.

You may lose some or all of your investment at maturity. The Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date, will reduce your final payment. If the level of the Index declines or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Valuation Date, you will lose some or all of your investment at maturity.

Indicative Note Value:

The Indicative Note Value on the Inception Date will be equal to the Principal Amount. On each subsequent Valuation Date, the Indicative Note Value will be equal to (a) the Indicative Note Value as of the immediately preceding Valuation Date multiplied by the Index Factor as of such Valuation Date minus (b) the Investor Fee as of such Valuation Date.

If the amount calculated above is less than zero, the Indicative Note Value on such Valuation Date will be zero.

Investor Fee:

On any Valuation Date, (a) the Indicative Note Value as of the immediately preceding Valuation Date multiplied by (b) the Investor Fee Percentage multiplied by (c) (i) the number of calendar days from and including the immediately preceding Valuation Date to and excluding such Valuation Date (ii) divided by 360.

Investor Fee Percentage:	0.80%
Index Factor:	On any Valuation Date, (a) the Index closing level on such Valuation Date divided by (b) the Index closing level on the immediately preceding Valuation Date.
Inception Date:	On or about July 21, 2010
Valuation Date(s)*:	Each business day after the settlement date up to and including the Final Valuation Date.
Final Valuation Date*:	July 22, 2013
Maturity Date*:	July 25, 2013
Additional Key Terms:	See “Additional Key Terms” below.
†	This amended and restated term sheet amends and restates the term sheet related hereto dated July 15, 2010 to product supplement no. 194-A-I in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109210002880/e39406fwp.pdf).
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. 194-A-I or early acceleration in the event of a hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-A-I and in “Selected Risk Considerations — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes” in this amended and restated term sheet.

Investing in the Daily Liquidity Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 194-A-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(3)	Fees and Commissions (2)(3)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-20 of the accompanying product supplement no. 194-A-I.
(2)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as our agent, will not receive an agent’s commission in connection with sales of the notes. JPMSI will be entitled to receive a portion of the Investor Fee to cover the ongoing payments related to the distribution of notes and a structuring fee for developing the economic terms of the notes. Payments constituting underwriting compensation will not exceed a total of 8% of proceeds. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-50 of the accompanying product supplement no. 194-A-I.
(3)	We expect that JPMSI, acting as our agent, will sell a portion of the notes on the Inception Date at 100% of the Principal Amount plus a purchase fee of 0.50% of the Principal Amount per note. After the Inception Date, additional notes may be offered and sold from time to time through JPMSI and other dealers at prevailing prices. We will receive proceeds equal to 100% of the offering price of notes sold after the Inception Date. JPMSI in any subsequent distribution may charge a purchase fee per note of up to 0.50% of the Indicative Note Value on the day such notes are sold. JPMSI may also, after the Inception Date and in its sole discretion, forgo charging investors this purchase fee. See “Supplemental Plan of Distribution” in this amended and restated term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 21, 2010

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 194-A-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 194-A-I dated July 14, 2010. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated July 15, 2010 in its entirety. You should rely only on the information contained in this amended and restated term sheet and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 194-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 194-A-I dated July 14, 2010:
   http://www.sec.gov/Archives/edgar/data/19617/000089109210002868/e39394_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

Payment upon Early Repurchase:

Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 194-A-I, you may request that we repurchase your notes on any Repurchase Date during the term of the notes. Upon early repurchase, you will receive for each note a cash payment on the relevant Repurchase Date equal to (a) the Indicative Note Value as of the relevant Valuation Date minus (b) the Repurchase Fee Amount as of the relevant Valuation Date.

If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

You may lose some or all of your investment upon early repurchase. The Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date, and the Repurchase Fee Amount will reduce your final payment. If the level of the Index declines or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Valuation Date, and the Repurchase Fee Amount, you will lose some or all of your investment upon early repurchase.

Early Repurchase Mechanics:

In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 194-A-I. If you fail to comply with these procedures, your notice will be deemed ineffective.

Repurchase Fee Amount:	For any Repurchase Date, an amount in cash per note equal to (a) the Indicative Note Value as of the relevant Valuation Date multiplied by (b) the Repurchase Fee.
Repurchase Fee:	0.60%
Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Payment Upon Optional Redemption:

We may, at our sole discretion, call all, but not less than all, issued and outstanding notes for redemption on any business day on or after the Initial Redemption Date. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.

You may lose some or all of your investment upon redemption. The Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date, will reduce your final payment. If the level of the Index declines or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Valuation Date, you will lose some or all of your investment upon redemption.

Optional Redemption Mechanics:

If we exercise our right to redeem your notes on the Redemption Date, we will deliver an irrevocable call notice to the Depository Trust Company (“DTC”) (the holder of the global note). The Valuation Date for such redemption will be the fifth business day immediately succeeding the date the irrevocable call notice is delivered to DTC, subject to postponement due to a market disruption event. We must provide notice to holders of the notes at least five business days prior to the Valuation Date for such redemption.

Initial Redemption Date:	July 29, 2011
Redemption Date:	The third business day following the relevant Valuation Date
Reissuances or Reopening issuances:

We may, without your consent, “reopen” or reissue the notes based upon market conditions and the Index closing level at that time. These further issuances, if any, will be consolidated to form a single series with the notes originally issued and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. See “Reissuances or Reopening Issuances” in this amended and restated term sheet for more information.

Note Calculation Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
CUSIP:	48124AWK9

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-1

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase or redemption linked to the Index, subject to the deduction of the Investor Fee and, in the case of an early repurchase, the deduction of the Repurchase Fee Amount. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index and the amount of the Investor Fee and, if applicable, the Repurchase Fee Amount, as of the relevant Valuation Date. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT — Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 194-A-I, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 194-A-I and this amended and restated term sheet, for each note you will receive a cash payment on the relevant Repurchase Date equal to (a) the Indicative Note Value as of the relevant Valuation Date minus (b) the Repurchase Fee. You may request that we repurchase a minimum of one note.
  INDICATIVE NOTE VALUE — At any time during the term of the notes, you can contact us via email at dln_repurchase@jpmchase.com, with “Indicative Note Value” as the subject line, to obtain the Indicative Note Value as of the close of any business day. We intend to respond to any requests for the daily Indicative Note Value by the close of business on the following business day; provided that if we receive your request on a day that is a Disrupted Day, we will respond by close of business on the immediately succeeding trading day that is not a Disrupted Day.
  PURCHASE FEE — On the Inception Date, JPMSI, acting as our agent, will sell a portion of the notes at 100% of the Principal Amount plus a purchase fee of 0.50% of the Principal Amount. After the Inception Date, additional notes may be offered and sold from time to time through JPMSI and other dealers at prevailing prices. In any subsequent distribution, JPMSI may charge a purchase fee of 0.50% of the Indicative Note Value on the day such notes are sold. JPMSI may also, after the Inception Date and in its sole discretion, forgo charging investors this purchase fee. For purposes of this amended and restated term sheet, with respect to disclosure and calculations relating to payments under the notes, including any hypothetical examples, we have excluded references to the Purchase Fee because JPMSI may forgo such fee in its sole discretion. If you paid a purchase fee when acquiring your notes, your return at maturity or upon redemption, may be less than your return on the notes if you were not charged a purchase fee.
  DIVERSIFICATION OF THE DOW JONES-UBS CORN 3 MONTH FORWARD TOTAL RETURN SUB-INDEXSM — The Index is a sub-index of the Dow Jones-UBS Commodity Index 3 Month ForwardSM, which is a version of the Dow Jones-UBS Commodity IndexSM that trades longer-dated commodity futures contracts. The Index is composed of exchange-traded futures contracts on corn. The Indexfollows the methodology of the Dow Jones-UBS Commodity IndexSM as described in the accompanying product supplement no. 194-A-I, except that the calculation of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM utilizes the prices of the relevant corn futures contracts and the Commodity Index Multiplier for corn (determined as described under “The DJ-UBS Commodity Indices — Commodity Index Multipliers” in the accompanying product supplement no. 194-A-I). In addition, the corn futures contracts used for calculating the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM are advanced, as compared to the Dow Jones-UBS Corn Total Return Sub-IndexSM, such that the delivery months for the reference contracts are generally two or three months later than those of the corresponding reference contracts used for the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM. See “The DJ-UBS Commodity Indices” in the accompanying product supplement no. 194-A-I for additional information about the Index.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 194-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-2

generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date, on any Repurchase Date or Redemption Date. Investing in the notes is not equivalent to investing directly in the Index or any of the commodities whose futures contracts determine the levels of the Index or in any contracts relating to such commodities for which there is an active secondary market. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 194-A-I dated July 14, 2010. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. The Investor Fee, which is deducted on each Valuation Date, and the Repurchase Fee Amount, if applicable, reduce your final payment. If the level of the Index declines or does not increase sufficiently to offset the cumulative effect of the aggregate Investor Fee, which is deducted daily, and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity or upon early repurchase or redemption.
  EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE INVESTOR FEE AND THE REPURCHASE FEE AMOUNT — The amount of the Investor Fee, which is deducted on each Valuation Date, will reduce the payment, if any, you will receive at maturity or upon early repurchase or redemption. In addition, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount equal to the Indicative Note Value as of the relevant Valuation Date multiplied by 0.50%. If the level of the Index declines or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, and any applicable Repurchase Fee Amount, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.
  IF WE EXERCISE OUR RIGHT TO REDEEM THE NOTES, THE CASH PAYMENT YOU WILL RECEIVE MAY BE LESS THAN YOU MIGHT OTHERWISE HAVE RECEIVED — We have the right to redeem all, but not less than all, issued and outstanding notes on business day on or after the Initial Redemption Date.  We may elect to redeem your notes at a time when the Indicative Note Value is relatively low. As a result, any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the notes had not been redeemed or the amount you could have received if you had elected to have us (or our affiliates) repurchase your notes at the time of your choosing.
  THE OPTIONAL REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT FROM YOUR INVESTMENT — While the original term of the notes is 3 years, at our sole discretion, the notes may be called for redemption prior to the Maturity Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics the event the notes are redeemed prior to the maturity date.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or upon early repurchase or redemption, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity options futures contracts underlying the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the Index in varying ways, and different factors may cause the value of different commodities included in the Index, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-3

  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. The effect on the value of the notes of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is expected to be enacted in 2010, is impossible to predict, but could be substantial and adverse to your interest. In addition, the United States Congress has considered legislation that might, if enacted, subject us to position limits on positions in commodity futures contracts. Such restrictions may result in a modification of the rules, which may, in turn, have a negative effect on the level of the Index and your payment, if any, at maturity. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-A-I for more information.
  THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the Dow Jones-UBS Commodity IndexSM. In contrast to the Dow Jones-UBS Commodity IndexSM, which includes contracts on nineteen commodities, the Index is comprised of contracts on only corn. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader Dow Jones-UBS Commodity IndexSM. In addition, because the Index omits principal market sectors comprising the Dow Jones-UBS Commodity IndexSM, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.
  JPMSI MAY CHARGE A FEE TO INVESTORS WHO PURCHASE THE NOTES OF UP TO 0.50% OF THE PRINCIPAL AMOUNT OR INDICATIVE NOTE VALUE, AS APPLICABLE, PER NOTE — Accordingly for investors who are subject to this purchase fee, if the level of the Index decreases or does not increase sufficiently to offset the purchase fee, you will lose some or all of your investment at maturity or upon early repurchase or redemption.
  OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the commodities upon which the futures contracts that compose the Index are based, or exchange-traded or over-the-counter instruments based on the Index. You will not have any rights that holders of such assets or instruments have.
  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED OPTIONS FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.
  HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times and there can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the Index. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and thus the value of notes linked to the Index.
  INVESTMENTS RELATED TO THE VALUE OF THE INDEX MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The value of the Index is subject to variables that may be less significant to the values of traditional securities such as stocks and bonds, and where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-4

  These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities and may cause the levels of the Index to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates.
  THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE OR REDEMPTION DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index closing level on the Maturity Date, a Repurchase Date or Redemption Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index closing level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.
  THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive such notice or we (or our affiliates) do not acknowledge receipt of such notice, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

  Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of such notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Note Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:
    the volatility, frequency and magnitude of changes in the value of the Index and the futures contracts that compose the Index;
    whether we are expected to redeem the notes;
    the time to maturity of the notes;
    supply and demand trends at any time for the commodities upon which the futures contracts that compose the Index or the exchange traded futures contracts on such commodities;
    the amount of the Investor Fee on the relevant Valuation Date;
    the market price of the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on such commodities;
    interest and yield rates in the market generally;
    economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect commodities markets generally or the futures contracts underlying the Index, and which may affect the Index closing level on any Valuation Date; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  THE LIQUIDITY IS LIMITED TO THE EARLY REPURCHASE RIGHT — The notes will not be listed on any securities exchange. As stated in the “Supplemental Plan of Distribution” in this amended and restated term sheet, we intend to sell a portion of the notes on the issue date, and additional notes will be offered and sold from time to time through JPMSI, acting as our agent. Other than pursuant to the early repurchase right set forth in the notes, JPMSI will not purchase notes in the secondary market. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. We may, in our sole discretion, retire the repurchased notes or resell them to other investors. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes and the price at which you may be able to trade your notes is likely to depend on the payment upon early repurchase. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the accompanying product supplement no. 194-A-I. Furthermore, on or after the Initial Redemption Date, we may, at our sole discretion, redeem all, but not less than all, issued and outstanding notes.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-5

Hypothetical Payment at Maturity or upon Early Repurchase

The following examples illustrate how the notes would perform at maturity or upon early repurchase in hypothetical circumstances. We have included an example in which the Index closing level increases at a constant rate of 2% per quarter through maturity (Example 1) and an example in which the Index closing level decreases at a constant rate of 2% per quarter through maturity (Example 2). In addition, Example 3 shows the Index closing level increasing by 2% per quarter for the first 6 quarters and then decreasing by 2% per quarter for the next 6 quarters, whereas Example 4 shows the reverse scenario of the Index closing level decreasing by 2% per quarter for the first 6 quarters, and then increasing by 2% per quarter for the next 6 quarters. For ease of analysis and presentation, the following examples assume Valuation Dates occur quarterly so that the Index Factor, the Investor Fee and the Indicative Note Value are recalculated only once each quarter. These examples highlight the impact of the Investor Fee on the payment at maturity or upon early repurchase under different circumstances and the impact of the Repurchase Fee Amount upon early repurchase. In addition, these examples do not reflect the impact on your return at maturity or upon early repurchase of the payment of a purchase fee of up to 0.50% of the Principal Amount or Indicative Note Value, as applicable, per note that may be charged by JPMSI in purchasing the notes. If the notes are redeemed prior to maturity, the tables and charts below do not illustrate how much you will be paid. Because the Investor Fee and the Repurchase Fee Amount take into account the Index closing level performance, the absolute levels of the Investor Fee and the Repurchase Fee Amount are dependent on the path taken by the Index closing level to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Valuation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated quarterly) shown in these examples, depending on whether the level of the Index is increasing or decreasing. The figures in these examples have been rounded for convenience. The Hypothetical Indicative Value of each note for quarter 12 is as of the hypothetical Final Valuation Date, and given the indicated assumptions, a holder will receive payment at maturity or upon early repurchase in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.80% per annum
Repurchase Fee	0.60%
Repurchase Fee Amount	Indicative Note Value x Repurchase Fee
Index closing level on the Inception Date	55.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase

A	B	C	D	E	F	G

t		Bt / Bt-1	Et-1 x Investor Fee Percentage * (90/360)	(Et-1 x Ct) – Dt	Et x Repurchase Fee	E-F

0	55.00000	—	—	$1,000.00000	—	—
1	56.10000	1.02000	$2.00000	$1,018.00000	$6.10800	$1,011.89200
2	57.22200	1.02000	$2.03600	$1,036.32400	$6.21794	$1,030.10606
3	58.36644	1.02000	$2.07265	$1,054.97783	$6.32987	$1,048.64797
4	59.53377	1.02000	$2.10996	$1,073.96743	$6.44380	$1,067.52363
5	60.72444	1.02000	$2.14793	$1,093.29885	$6.55979	$1,086.73905
6	61.93893	1.02000	$2.18660	$1,112.97823	$6.67787	$1,106.30036
7	63.17771	1.02000	$2.22596	$1,133.01183	$6.79807	$1,126.21376
8	64.44127	1.02000	$2.26602	$1,153.40605	$6.92044	$1,146.48561
9	65.73009	1.02000	$2.30681	$1,174.16736	$7.04500	$1,167.12235
10	67.04469	1.02000	$2.34833	$1,195.30237	$7.17181	$1,188.13055
11	68.38559	1.02000	$2.39060	$1,216.81781	$7.30091	$1,209.51690
12	69.75330	1.02000	$2.43364	$1,238.72053	$7.43232	$1,231.28821

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.
† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-6

Example 2

Assumptions:

Investor Fee Percentage	0.80% per annum
Repurchase Fee	0.60%
Repurchase Fee Amount	Indicative Note Value x Repurchase Fee
Index closing level on the Inception Date	55.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase

A	B	C	D	E	F	G

t		Bt / Bt-1	Et-1 x Investor Fee Percentage * (90/360)	(Et-1 x Ct) – Dt	Et x Repurchase Fee	E-F

0	55.00000	—	—	$1,000.00000	—	—
1	53.90000	0.98000	$2.00000	$978.00000	$5.86800	$972.13200
2	52.82200	0.98000	$1.95600	$956.48400	$5.73890	$950.74510
3	51.76556	0.98000	$1.91297	$935.44135	$5.61265	$929.82870
4	50.73025	0.98000	$1.87088	$914.86164	$5.48917	$909.37247
5	49.71564	0.98000	$1.82972	$894.73469	$5.36841	$889.36628
6	48.72133	0.98000	$1.78947	$875.05052	$5.25030	$869.80022
7	47.74690	0.98000	$1.75010	$855.79941	$5.13480	$850.66462
8	46.79197	0.98000	$1.71160	$836.97182	$5.02183	$831.94999
9	45.85613	0.98000	$1.67394	$818.55844	$4.91135	$813.64709
10	44.93900	0.98000	$1.63712	$800.55016	$4.80330	$795.74686
11	44.04022	0.98000	$1.60110	$782.93806	$4.69763	$778.24043
12	43.15942	0.98000	$1.56588	$765.71342	$4.59428	$761.11914

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

Example 3

Assumptions:

Investor Fee Percentage	0.80% per annum
Repurchase Fee	0.60%
Repurchase Fee Amount	Indicative Note Value x Repurchase Fee
Index closing level on the Inception Date	55.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase

A	B	C	D	E	F	G

t		Bt / Bt-1	Et-1 x Investor Fee Percentage * (90/360)	(Et-1 x Ct) – Dt	Et x Repurchase Fee	E-F

0	55.00000	—	—	$1,000.00000	—	—
1	56.10000	1.02000	$2.00000	$1,018.00000	$6.10800	$1,011.89200
2	57.22200	1.02000	$2.03600	$1,036.32400	$6.21794	$1,030.10606
3	58.36644	1.02000	$2.07265	$1,054.97783	$6.32987	$1,048.64797
4	59.53377	1.02000	$2.10996	$1,073.96743	$6.44380	$1,067.52363
5	60.72444	1.02000	$2.14793	$1,093.29885	$6.55979	$1,086.73905
6	61.93893	1.02000	$2.18660	$1,112.97823	$6.67787	$1,106.30036
7	60.70015	0.98000	$2.22596	$1,088.49271	$6.53096	$1,081.96175
8	59.48615	0.98000	$2.17699	$1,064.54587	$6.38728	$1,058.15859
9	58.29643	0.98000	$2.12909	$1,041.12586	$6.24676	$1,034.87910
10	57.13050	0.98000	$2.08225	$1,018.22109	$6.10933	$1,012.11176
11	55.98789	0.98000	$2.03644	$995.82022	$5.97492	$989.84530
12	54.86813	0.98000	$1.99164	$973.91218	$5.84347	$968.06871

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-7

Example 4

Assumptions:

Investor Fee Percentage	0.80% per annum
Repurchase Fee	0.60%
Repurchase Fee Amount	Indicative Note Value x Repurchase Fee
Index closing level on the Inception Date	55.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase

A	B	C	D	E	F	G

t		Bt / Bt-1	Et-1 x Investor Fee Percentage * (90/360)	(Et-1 x Ct) – Dt	Et x Repurchase Fee	E-F

0	55.00000	—	—	$1,000.00000	—	—
1	53.90000	0.98000	$2.00000	$978.00000	$5.86800	$972.13200
2	52.82200	0.98000	$1.95600	$956.48400	$5.73890	$950.74510
3	51.76556	0.98000	$1.91297	$935.44135	$5.61265	$929.82870
4	50.73025	0.98000	$1.87088	$914.86164	$5.48917	$909.37247
5	49.71564	0.98000	$1.82972	$894.73469	$5.36841	$889.36628
6	48.72133	0.98000	$1.78947	$875.05052	$5.25030	$869.80022
7	49.69576	1.02000	$1.75010	$890.80143	$5.34481	$885.45662
8	50.68967	1.02000	$1.78160	$906.83586	$5.44102	$901.39484
9	51.70347	1.02000	$1.81367	$923.15890	$5.53895	$917.61995
10	52.73754	1.02000	$1.84632	$939.77576	$5.63865	$934.13711
11	53.79229	1.02000	$1.87955	$956.69173	$5.74015	$950.95158
12	54.86813	1.02000	$1.91338	$973.91218	$5.84347	$968.06871

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index closing level on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-8

Historical Information

The following graph sets forth the historical performance of the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM based on the weekly closing level of the Index from January 7, 2005 through July 16, 2010. The closing level of the Index on July 20, 2010 was 56.8599. We obtained the closing levels of the Index below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We expect that JPMSI, acting as our agent, will sell a small portion of the notes on the Inception Date to investors at 100% of the Principal Amount plus a purchase fee of 0.50% of the Principal Amount per note. After the inception date, additional notes will be offered and sold from time to time, at prevailing prices at the time of sale, through JPMSI and other dealers, to investors. We will receive proceeds equal to 100% of the offering price of notes sold after the Inception Date. JPMSI in any subsequent distribution will charge a purchase fee of up to 0.50% of the Indicative Note Value on the day such notes are sold per notes. JPMSI may pay some or all of these purchase fees as a concession to other dealers selling the notes. JPMSI may also, in its sole discretion, forgo charging investors this purchase fee. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes that are to be issued more than three business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent failed settlement.

Reissuances or Reopening Issuances

We may, at our sole discretion, “reopen” or reissue the notes based on market conditions and Index closing levels at that time. These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. For more information on such additional offerings, see “General Terms of Notes — Reissuances or Reopening Issuances” in the accompanying product supplement no. 194-A-I.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-9

ANNEX A

FORM OF REPURCHASE NOTICE

To: dln_repurchase@jpmchase.com

Subject: Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM

Dear Ladies and Gentlemen:

     The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM, CUSIP No. 48124AWK9 (the “notes”) hereby irrevocably elects to exercise, specified below with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 194-A-I, as supplemented by the pricing supplement dated_________, 20__ relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

     The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

* Subject to adjustment as described in the Supplement.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase: [ ]

Applicable Valuation Date: _________, 20__*
Applicable Repurchase Date: _________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgement: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the Dow Jones-UBS Corn 3 Month Forward Total Return Sub-IndexSM	TS-10